Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prothena Corporation plc:

We consent to the incorporation by reference in the registration statement (No. 333-196965) on Form S-3 of Prothena Corporation plc of our report dated March 6, 2014, with respect to the consolidated balance sheets of Prothena Corporation plc and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2013, incorporated therein by reference and to the reference to our firm under the heading “Experts”.

/s/ KPMG LLP

San Francisco, California

June 23, 2014